Exhibit 99.1

Progress Energy announces 2008 fourth-quarter and full-year results;
affirms 2009 earnings guidance

Highlights:

Fourth Quarter 2008

◆	Reports fourth-quarter GAAP earnings of $0.41 per share, compared to $0.40 per share for the same period last year

◆	Reports fourth-quarter ongoing earnings of $123 million, or $0.47 per share, compared to $104 million, or $0.40 per share, for the same period last year

Full Year 2008

◆	Reports 2008 GAAP earnings of $3.19 per share, compared to $1.97 per share in 2007, primarily driven by the divestiture of non-utility businesses

◆	Reports 2008 ongoing earnings of $776 million, or $2.98 per share, compared to $695 million, or $2.72 per share, for the same period last year

◆	Affirms 2009 ongoing earnings guidance range of $2.95 to $3.15 per share

RALEIGH, N.C. (February 12, 2009) – Progress Energy [NYSE: PGN] announced fourth-quarter reported GAAP earnings of $107 million, or $0.41 per share, compared with reported GAAP earnings of $103 million, or $0.40 per share, for the same period last year. Fourth-quarter ongoing earnings were $123 million, or $0.47 per share, compared to $104 million, or $0.40 per share, last year. The significant drivers in ongoing earnings were favorable AFUDC equity, lower depreciation and amortization and higher other retail margin, which were partially offset by lower excess generation revenues and increased interest expense. (See the discussion later in this release for a reconciliation of ongoing earnings per share to reported GAAP earnings per share.)

Full-year reported GAAP earnings were $830 million, or $3.19 per share, compared with reported GAAP earnings of $504 million, or $1.97 per share, for the same period last year. Reported GAAP earnings for 2007 reflected a loss on the divestiture of non-utility businesses. Full-year ongoing earnings were $776 million, or $2.98 per share, compared to $695 million, or $2.72 per share, last year. The company benefited from favorable AFUDC equity, an increase in net retail base rates related to the Hines Energy Complex and higher other retail margin, which were partially offset by increased interest expense and income taxes. (See the discussion later in this release for a reconciliation of ongoing earnings per share to reported GAAP earnings per share.)

Progress Energy affirmed its 2009 ongoing earnings guidance range of $2.95 to $3.15 per share. The ongoing earnings guidance excludes the impact, if any, from CVO mark-to-market adjustment, potential impairments and discontinued operations. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2009 earnings guidance due to the uncertain nature and amount of these adjustments.

“Despite the global financial crisis and economic slowdown, we successfully delivered on our 2008 financial goals with full-year ongoing earnings of $2.98,” said Bill Johnson, chairman, president and CEO. “We know that 2009 will be a challenging year for our company and our customers. We are aggressively controlling costs to effectively manage our business, maintain high levels of reliability and minimize the impact of rising costs of fuels and new energy policies on our customers.”

See pages 4-6 for detailed fourth-quarter and full-year earnings variance analyses for the Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS
•	Increased quarterly dividend to 62.0 cents per share from 61.5 cents per share, representing the 21st consecutive year of dividend growth for the company’s common stock.
•
Issued 14.375 million shares of common stock for net proceeds of approximately $523 million in January 2009, which were used to reduce borrowings under Progress Energy’s revolving credit facility and for general corporate purposes.

•
Filed proposal with Florida Public Service Commission (FPSC) to decrease customer bills in 2009 by approximately 11 percent through reduced fuel cost projections and deferred nuclear pre-construction cost recovery.

•
Filed with the FPSC a test year letter requesting a permanent base rate increase in 2010 of approximately $475 million to $550 million annually. This letter formally indicates PEF’s intent to initiate a base rate proceeding and is required because the current base rate settlement agreement will expire at the end of this year. Also, PEF indicated that it may seek limited and/or interim base rate relief for 2009.

•	Met a new peak-demand record set by PEF’s customers in early February 2009, as well as an unprecedented one-day usage record, reflecting increasing energy needs.
•
Signed a contract with Westinghouse Electric Company LLC and Stone & Webster, Inc., a subsidiary of The Shaw Group, Inc., for the engineering, procurement and construction of two 1,105-net megawatt nuclear reactors for a proposed advanced-design nuclear power plant in Levy County, Fla. (Levy).

•	Received final orders from the FPSC for all of PEF’s proposed 2009 recovery for fuel, environmental and energy-efficiency costs.
•
Announced agreement with the Florida Department of Environmental Protection (FDEP) to retire the two oldest coal-fired units at the Crystal River Energy Complex in Citrus County (approximately 866 megawatts) if the Levy County nuclear plant is built. The coal units would be retired after the second new nuclear unit at Levy completes its first fuel cycle, which the company estimates to be around 2020.

•	Received recommendation from the FDEP staff to receive a site certification for Levy.
•
Received notice that the U.S. Court of Appeals for the D.C. Circuit remanded the 2005 Clean Air Interstate Rule (CAIR) without vacatur to the Environmental Protection Agency (EPA), which leaves the existing rule in effect while the EPA remedies CAIR’s existing flaws, as identified by the court.

•
Submitted Crystal River Nuclear Plant’s (CR 3) license-renewal application to the U.S. Nuclear Regulatory Commission (NRC), requesting 20 additional years of operation through 2036, with a decision expected in 2011.

•	Received approval from the NRC for the renewal of the Harris Nuclear Plant’s operating license for 20 additional years through 2046.
•
Signed a contract for PEC to continue to supply power to the N.C. Electric Membership Corporation (NCEMC) for a 20-year period beginning in 2013, increasing supply up to a total of approximately 2,750 megawatts by the end of the contract term. Current contracts from PEC supply NCEMC with approximately 1,245 megawatts.

•
Received from the North Carolina Utilities Commission (NCUC) a certificate of environmental compatibility and public convenience and necessity to construct approximately 64 miles of 230-kilovolt transmission line in eastern North Carolina.

•	Met a new peak-demand record set by PEC’s customers in Western N.C. in January 2009.
•	Received final order from the NCUC to spread the recovery of PEC’s deferred fuel and fuel-related cost balance over three years with interest.
•	Made a number of announcements relating to energy conservation, demand-side management (DSM) / energy efficiency (EE), and renewable energy:
-	Received approval from the NCUC for recovery of costs associated with compliance with renewable energy portfolio standards in North Carolina.
-
Entered into a settlement agreement with several interveners, which was filed with the NCUC, to recover all DSM/EE program and measure costs with a potential return, net lost revenues for three years and performance incentives.

-
Filed with South Carolina Public Service Commission a settlement agreement with interveners to recover all DSM/EE program and measure costs, net lost revenues for three years and performance incentives.

-	Filed three new energy-efficiency programs with the NCUC, including a residential solar water heating program.
-	Partnered with Ford Motor Company and Electric Power Research Institute to test a Ford Escape plug-in hybrid vehicle (PHEV) as part of a national PHEV demonstration program.
•	Successfully completed negotiations on a new three-year contract with the International Brotherhood of Electrical Workers, which represents approximately 2,000 craft and technical employees at PEF.
•	Progress Energy’s two utilities achieved top-quartile ranking in the latest business customer satisfaction survey from J.D. Power & Associates. PEC was ranked highest in the competitive South region.

Press releases regarding various announcements are available on the company’s Web site at www.progress-energy.com/aboutus/news.

2008 BUSINESS HIGHLIGHTS

Below are the fourth-quarter and full-year 2008 earnings variance analyses for the company’s business units. See the reconciliation table on pages 7-8 and pages S-1 and S-2 of the supplemental data for a reconciliation of ongoing earnings per share to reported GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other information.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•
Reported fourth-quarter ongoing earnings per share of $0.40, compared with $0.34 for the same period last year; reported GAAP earnings per share of $0.40, compared with $0.33 for the same period last year

•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪
$0.06 depreciation and amortization primarily due to lower depreciation expense associated with PEC’s accelerated cost recovery program for nuclear generating assets, lower GridSouth amortization and lower Clean Smokestacks Act amortization

▪
$0.03 other retail margin primarily due to the impact of the comprehensive energy bill implementation and the expiration of a power buyback agreement, partially offset by higher purchased power expense resulting from increased economical purchases in 2008

▪	$0.02 weather
▪	$0.02 AFUDC equity related to increased eligible construction project costs
▪	$0.02 income taxes primarily due to changes in tax estimates, partially offset by lower deduction for domestic production activities
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪
$(0.06) wholesale revenues primarily due to lower excess generation revenues driven by unfavorable market dynamics due to higher relative fuel costs and lower revenues related to capacity contracts with two major customers

▪	$(0.03) other
•	21,000 net increase in the average number of customers for the three months ended Dec. 31, 2008, compared to the same period in 2007

Progress Energy Florida

•
Reported fourth-quarter ongoing earnings per share of $0.22, compared with $0.20 for the same period last year; reported GAAP earnings per share of $0.19, compared with $0.19 for the same period last year

•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.06 AFUDC equity related to increased eligible construction project costs
▪	$0.03 net retail base rate increase related to the Hines Energy Complex
▪	$0.03 other retail margin primarily due to returns on increased environmental expenditures and the impact of nuclear cost recovery approved in 2008
▪	$0.03 O&M primarily due to lower employee benefit costs and lower sales and use tax audit adjustment
▪	$0.02 wholesale revenues primarily due to several new and amended contracts
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.04) other primarily due to investment losses of certain employee benefit trusts resulting from the decline in market conditions

▪	$(0.04) income taxes primarily due to the closure of certain federal tax years and positions in the prior year and the accelerated amortization of tax-related regulatory assets
▪	$(0.03) retail growth and usage
▪	$(0.03) interest expense primarily due to higher average debt outstanding, partially offset by favorable AFUDC debt related to increased eligible construction project costs
▪	$(0.01) weather
•	5,000 net decrease in the average number of customers for the three months ended Dec. 31, 2008, compared to the same period in 2007

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported fourth-quarter ongoing expenses of $0.15 per share, compared with expenses of $0.14 per share for the same period last year; reported GAAP expenses of $0.18 per share, compared with expenses of $0.12 per share for the same period last year

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported full-year ongoing earnings and reported GAAP earnings per share of $2.04, compared with $1.95 for the same period last year
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪
$0.11 other retail margin primarily due to the impact of the comprehensive energy bill implementation and the expiration of a power buyback agreement, partially offset by higher purchased power expense resulting from increased economical purchases in 2008

▪	$0.08 retail growth and usage
▪	$0.07 AFUDC equity primarily related to eligibility of certain Clean Smokestacks Act compliance and other increased eligible construction project costs
▪	$0.02 O&M primarily due to the impact of the comprehensive energy bill implementation
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪
$(0.09) wholesale revenues primarily due to lower excess generation revenues driven by unfavorable market dynamics due to higher relative fuel costs and lower revenues related to capacity contracts with two major customers

▪	$(0.07) weather
▪	$(0.03) other primarily due to lower interest income resulting from lower eligible deferred fuel and temporary investment balances
▪	24,000 net increase in the average number of customers for 2008, compared to 2007

Progress Energy Florida

•	Reported full-year ongoing earnings and reported GAAP earnings per share of $1.47, compared with $1.23 for the same period last year
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.21 AFUDC equity related to increased eligible construction project costs
▪	$0.13 net retail base rate increase related to the Hines Energy Complex
▪	$0.11 wholesale revenues primarily due to several new and amended contracts
▪	$0.04 other retail margin primarily due to returns on increased environmental expenditures and increased rental revenue on electric property
▪	$0.04 O&M primarily due to lower employee benefit costs and lower sales and use tax audit adjustment, partially offset by higher outage and maintenance costs
▪	$0.01 other
•	Reported primary year-over-year ongoing earnings per share unfavorability of:

▪
$(0.09) interest expense primarily due to higher average debt outstanding, partially offset by favorable AFUDC debt related to increased eligible construction project costs and an interest benefit resulting from the current year resolution of tax matters

▪	$(0.07) retail growth and usage
▪
$(0.06) income taxes primarily due to the closure of certain federal tax years and positions in the prior year, the accelerated amortization of tax-related regulatory assets and lower deduction for domestic production activities

▪	$(0.04) other primarily due to investment losses of certain employee benefit trusts resulting from the decline in market conditions
▪	$(0.03) depreciation primarily due to the impact of higher depreciable base, partially offset by a write-off in 2007 of leasehold improvements primarily related to vacated office space
▪	$(0.01) weather
▪	No net change in the average number of customers for 2008, compared to 2007

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported full-year ongoing expenses of $0.53 per share, compared with expenses of $0.46 per share for the same period last year; reported GAAP expenses of $0.32 per share, compared with expenses of $1.21 per share for the same period last year

•	Reported primary year-over-year ongoing expenses per share unfavorability of:
▪	$(0.08) income taxes primarily due to a prior-year benefit from the closure of certain federal tax years and positions related to divested subsidiaries and changes in tax estimates
▪
$(0.04) interest expense primarily due to a decrease in interest allocated to discontinued operations and a prior-year benefit from the closure of certain federal tax years and positions primarily related to divested subsidiaries

•	Reported primary year-over-year ongoing expenses per share favorability of:
▪
$0.05 other primarily due to decreased corporate overhead resulting from divestitures and decreased legal expenses, partially offset by investment losses of certain employee benefit trusts resulting from the decline in market conditions

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share

Three months ended December 31	Years ended December 31

	2008	2007	*	2008	2007
Ongoing earnings per share	$0.47	$0.40		$2.98	$2.72
Tax levelization	(0.03)	(0.03)		-	-
Discontinued operations	(0.03)	0.03		0.22	(0.74)
CVO mark-to-market	0.01	-		-	(0.01)
Valuation allowance	(0.01)	-		(0.01)	-
Reported GAAP earnings per share	$0.41	$0.40		$3.19	$1.97
Shares outstanding (millions)	262	257		260	256

* Previously reported fourth quarter 2007 earnings components have been restated to reflect impact of intraperiod tax allocation on discontinued operations. See page S-1 of the supplemental data for information regarding 2007’s earnings.

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment decreased earnings per share by $0.03 for the quarter and for the same period last year, and has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Discontinued Operations

The company has reduced its business risk by exiting nonregulated businesses to focus on the core operations of the utilities. The discontinued operations of these nonregulated businesses decreased earnings per share by $0.03 for the quarter and increased earnings per share $0.03 for the same period last year. See page S-4 of the supplemental data for further information on the impact of discontinued operations. Due to disposition of these assets, management does not view this activity as representative of the ongoing operations of the company.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.01 for the quarter and had no impact on earnings per share for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider the adjustment to be a component of ongoing earnings.

Valuation Allowance Related to Net Operating Loss Carry Forward

Progress Energy previously recorded a deferred tax asset for a state net operating loss carry forward upon the sale of Progress Energy Ventures Inc.’s nonregulated generation facilities and energy marketing and trading operations. In the fourth quarter of 2008, the company recorded an additional deferred tax asset related to the state net operating loss carry forward due to a change in estimate based on 2007 tax return filings. The company also evaluated the total state net operating loss carry forward for potential impairment and partially impaired it by recording a valuation allowance, which more than offset the change in estimate. The net impact resulted in decreased earnings per share for the quarter by $0.01. Management does not believe this net valuation allowance is representative of the ongoing operations of the company.

* * * *

Progress Energy’s conference call with the investment community will be held February 12, 2009, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing 913-312-1447, confirmation code 2870464. If you encounter problems, please contact Investor Relations at 919-546-6057. A playback of the call will be available from 1 p.m. ET February 12 through midnight February 26. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 2870464.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download at beginning at 9:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 21,000 megawatts of generation capacity and $9 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. Progress Energy celebrated a century of service in 2008. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, regulatory and financial risks; the impact on our facilities and businesses from a terrorist attack; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including O&M and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy; the length and severity of the current financial market distress that began in September 2008; the ability to successfully access capital markets on favorable terms; the stability of commercial credit markets and our access to short-term and long-term credit; the impact that increases in leverage may have on us; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; the investment performance of our nuclear decommissioning trust funds; the investment performance of the assets of our pension and benefit plans and its impact on future funding requirements; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor on us.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

# # #

Contacts:                                Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

UNAUDITED CONSOLIDATED STATEMENTS of INCOME
	Three months ended December 31,		Years ended December 31,
(in millions except per share data)	2008	2007	2008	2007
Operating revenues	$2,161	$2,202	$9,167	$9,153
Operating expenses
Fuel used in electric generation	759	764	3,021	3,145
Purchased power	287	290	1,299	1,184
Operation and maintenance	450	505	1,820	1,842
Depreciation, amortization and accretion	220	240	839	905
Taxes other than on income	121	117	508	501
Other	3	2	(3)	30
Total operating expenses	1,840	1,918	7,484	7,607
Operating income	321	284	1,683	1,546
Other income (expense)
Interest income	4	14	24	34
Allowance for equity funds used during construction	38	17	122	51
Other, net	(8)	(1)	(17)	(7)
Total other income, net	34	30	129	78
Interest charges
Interest charges	186	162	679	605
Allowance for borrowed funds used during construction	(13)	(5)	(40)	(17)
Total interest charges, net	173	157	639	588
Income from continuing operations before income tax and minority interest	182	157	1,173	1,036
Income tax expense	66	61	395	334
Minority interest in subsidiaries’ income, net of tax	–	(1)	(5)	(9)
Income from continuing operations	116	95	773	693
Discontinued operations, net of tax	(9)	8	57	(189)
Net income	$107	$103	$830	$504
Average common shares outstanding – basic	262	257	260	256
Basic earnings per common share
Income from continuing operations	$0.44	$0.37	$2.97	$2.71
Discontinued operations, net of tax	(0.03)	0.03	0.22	(0.74)
Net income	$0.41	$0.40	$3.19	$1.97
Diluted earnings per common share
Income from continuing operations	$0.44	$0.37	$2.96	$2.70
Discontinued operations, net of tax	(0.03)	0.03	0.22	(0.74)
Net income	$0.41	$0.40	$3.18	$1.96
Dividends declared per common share	$0.620	$0.615	$2.465	$2.445

The Unaudited Consolidated Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)	December 31, 2008	December 31, 2007
ASSETS
Utility plant
Utility plant in service	$26,326	$25,327
Accumulated depreciation	(11,298)	(10,895)
Utility plant in service, net	15,028	14,432
Held for future use	38	37
Construction work in progress	2,745	1,765
Nuclear fuel, net of amortization	482	371
Total utility plant, net	18,293	16,605
Current assets
Cash and cash equivalents	180	255
Receivables, net	912	1,167
Inventory	1,239	994
Regulatory assets	533	154
Derivative collateral posted	353	–
Income taxes receivable	194	24
Assets to be divested	–	52
Prepayments and other current assets	139	183
Total current assets	3,550	2,829
Deferred debits and other assets
Regulatory assets	2,567	946
Nuclear decommissioning trust funds	1,089	1,384
Miscellaneous other property and investments	446	448
Goodwill	3,655	3,655
Derivative assets	1	119
Other assets and deferred debits	302	379
Total deferred debits and other assets	8,060	6,931
Total assets	$29,903	$26,365
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 264 million and 260 million shares issued and outstanding, respectively	$6,206	$6,028
Unearned ESOP shares (1 million and 2 million shares, respectively)	(25)	(37)
Accumulated other comprehensive loss	(116)	(34)
Retained earnings	2,649	2,465
Total common stock equity	8,714	8,422
Preferred stock of subsidiaries – not subject to mandatory redemption	93	93
Minority interest	6	84
Long-term debt, affiliate	272	271
Long-term debt, net	10,387	8,466
Total capitalization	19,472	17,336
Current liabilities
Current portion of long-term debt	–	877
Short-term debt	1,050	201
Accounts payable	912	819
Interest accrued	167	173
Dividends declared	164	160
Customer deposits	282	255
Regulatory liabilities	6	173
Derivative liabilities	493	57
Liabilities to be divested	–	8
Other current liabilities	415	579
Total current liabilities	3,489	3,302
Deferred credits and other liabilities
Noncurrent income tax liabilities	818	361
Accumulated deferred investment tax credits	127	139
Regulatory liabilities	2,181	2,554
Asset retirement obligations	1,471	1,378
Accrued pension and other benefits	1,594	763
Capital lease obligations	231	239
Derivative liabilities	269	17
Other liabilities and deferred credits	251	276
Total deferred credits and other liabilities	6,942	5,727
Commitments and contingencies
Total capitalization and liabilities	$29,903	$26,365

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Years ended December 31	2008	2007
Operating activities
Net income	$830	$504
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	957	1,026
Deferred income taxes and investment tax credits, net	411	177
Deferred fuel (credit) cost	(333)	117
Deferred income	–	(128)
Allowance for equity funds used during construction	(122)	(51)
Other adjustments to net income	66	175
Cash provided (used) by changes in operating assets and liabilities
Receivables	233	(186)
Inventory	(237)	(11)
Derivative collateral posted	(340)	55
Prepayments and other current assets	7	35
Income taxes, net	(169)	(275)
Accounts payable	77	(40)
Other current liabilities	(103)	81
Other assets and deferred debits	(44)	(198)
Other liabilities and deferred credits	(15)	(29)
Net cash provided by operating activities	1,218	1,252
Investing activities
Gross property additions	(2,333)	(1,973)
Nuclear fuel additions	(222)	(228)
Proceeds from sales of discontinued operations and other assets, net of cash divested	72	675
Purchases of available-for-sale securities and other investments	(1,590)	(1,413)
Proceeds from sales of available-for-sale securities and other investments	1,534	1,452
Other investing activities	(2)	30
Net cash used by investing activities	(2,541)	(1,457)
Financing activities
Issuance of common stock	132	151
Dividends paid on common stock	(642)	(627)
Payments of short-term debt with original maturities greater than 90 days	(176)	–
Proceeds from issuance of short-term debt with original maturities greater than 90 days	29	176
Net increase in short-term debt	1,096	25
Proceeds from issuance of long-term debt, net	1,797	739
Retirement of long-term debt	(877)	(324)
Cash distributions to minority interests of consolidated subsidiaries	(85)	(10)
Other financing activities	(26)	65
Net cash provided by financing activities	1,248	195
Net decrease in cash and cash equivalents	(75)	(10)
Cash and cash equivalents at beginning of year	255	265
Cash and cash equivalents at end of year	$180	$255

Progresss Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited

Earnings Variances
Fourth Quarter 2008 vs. 2007

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2007 GAAP earnings	0.33	0.19	(0.12)	0.40
Tax levelization	0.01	0.01	0.01	0.03	A
Discontinued operations			(0.03)	(0.03)	B
2007 ongoing earnings	0.34	0.20	(0.14)	0.40

Weather - retail	0.02	(0.01)		0.01

Growth and usage - retail		(0.03)		(0.03)

Net retail base rates		0.03		0.03	C

Other retail margin	0.03	0.03		0.06	D

Wholesale	(0.06)	0.02		(0.04)	E

O&M		0.03		0.03	F

Other	(0.01)	(0.04)		(0.05)	G

AFUDC equity	0.02	0.06		0.08	H

Depreciation and amortization	0.06			0.06	I

Interest charges	(0.01)	(0.03)		(0.04)	J

Income taxes	0.02	(0.04)	(0.01)	(0.03)	K

Share dilution	(0.01)			(0.01)

2008 ongoing earnings	0.40	0.22	(0.15)	0.47
Tax levelization		(0.03)		(0.03)	A
Discontinued operations			(0.03)	(0.03)	B
CVO mark-to-market			0.01	0.01	L
Valuation allowance			(0.01)	(0.01)	M
2008 GAAP earnings	0.40	0.19	(0.18)	0.41

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.

A -
Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.  Intraperiod tax allocation of $0.02 related to synthetic fuels tax credits for 2007 has been reclassified to discontinued operations.

B -	Discontinued operations primarily consists of 1) Terminals operations and Synthetic Fuels businesses 2) CCO operations and 3) Rowan and DeSoto operations.
C -	Florida - Favorable primarily due to the net retail base rate increase related to the Hines Energy Complex.
D -
Carolinas - Favorable primarily due to the impact of the comprehensive energy bill implementation and the expiration of a power buyback agreement with North Carolina Eastern Municipal Power Agency, partially offset by higher purchased power expense resulting from increased economical purchases in 2008.

Florida - Favorable primarily due to returns on increased environmental expenditures and the impact of nuclear cost recovery approved in 2008.
E -
Carolinas - Unfavorable primarily due to lower excess generation revenues driven by unfavorable market dynamics due to higher relative fuel costs and lower revenues related to capacity contracts with two major customers.

Florida - Favorable primarily due to several new and amended contracts.
F -	Florida - Favorable primarily due to lower employee benefit costs and lower sales and use tax audit adjustment.
G -	Florida - Unfavorable primarily due to investment losses of certain employee benefit trusts resulting from the decline in market conditions.
H -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to AFUDC equity related to increased eligible construction project costs.
Florida - Favorable primarily due to AFUDC equity related to increased eligible construction project costs.
I -
Carolinas - Favorable primarily due to lower depreciation expense associated with PEC's accelerated cost recovery program for nuclear generating assets, lower GridSouth amortization and lower Clean Smokestacks Act amortization. PEC has ceased recording Clean Smokestacks Act amortization in accordance with a NCUC order.

J -	Florida - Unfavorable primarily due to higher average debt outstanding, partially offset by favorable AFUDC debt related to increased eligible construction project costs.
K -	Carolinas - Favorable primarily due to changes in tax estimates, partially offset by lower deduction for domestic production activities.
Florida - Unfavorable primarily due to the closure of certain federal tax years and positions in the prior year and the accelerated amortization of tax-related regulatory assets.
L -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
M -	Corporate and Other - Net valuation allowance related to state net operating loss carryforward.

Progress Energy. Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited
Earnings Variances
Full Year 2008 vs. 2007

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2007 GAAP earnings	1.95	1.23	(1.21)	1.97
Discontinued operations			0.74	0.74	A
CVO mark-to-market			0.01	0.01	B
2007 ongoing earnings	1.95	1.23	(0.46)	2.72	C

Weather - retail	(0.07)	(0.01)		(0.08)

Growth and usage - retail	0.08	(0.07)		0.01

Net retail base rates		0.13		0.13	D

Other retail margin	0.11	0.04		0.15	E

Wholesale	(0.09)	0.11		0.02	F

O&M	0.02	0.04		0.06	G

Other operating	0.01	0.03		0.04	H

Other	(0.03)	(0.04)	0.04	(0.03)	I

AFUDC equity	0.07	0.21		0.28	J

Depreciation and amortization		(0.03)		(0.03)	K

Interest charges		(0.09)	(0.04)	(0.13)	L

Income taxes	0.02	(0.06)	(0.08)	(0.12)	M

Share dilution	(0.03)	(0.02)	0.01	(0.04)

2008 ongoing earnings	2.04	1.47	(0.53)	2.98
Discontinued operations			0.22	0.22	B
Valuation allowance			(0.01)	(0.01)	N
2008 GAAP earnings	2.04	1.47	(0.32)	3.19

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.

A -	Discontinued operations consists primarily of 1) Terminals operations and Synthetic Fuels businesses 2) CCO operations and 3) Coal Mining businesses.
B -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
C -	Corporate and Other Businesses - Amount includes losses of $0.09 previously presented as Non-Core Businesses.
D -	Florida - Favorable primarily due to the net retail base rate increase related to the Hines Energy Complex.
E -
Carolinas - Favorable primarily due to the impact of the comprehensive energy bill implementation and the expiration of a power buyback agreement with North Carolina Eastern Municipal Power Agency, partially offset by higher purchased power expense resulting from increased economical purchases in 2008.

Florida - Favorable primarily due to returns on increased environmental expenditures and increased rental revenue on electric property.
F -
Carolinas - Unfavorable primarily due to lower excess generation revenues driven by unfavorable market dynamics due to higher relative fuel costs and lower revenues related to capacity contracts with two major customers.

Florida - Favorable primarily due to several new and amended contracts.
G -	Carolinas - Favorable primarily due to the impact of the comprehensive energy bill implementation.
Florida - Favorable primarily due to lower employee benefit costs and lower sales and use tax audit adjustment, partially offset by higher outage and maintenance costs.
H -	Florida - Favorable primarily due to the disallowance of fuel costs in 2007.
I -	Carolinas - Unfavorable primarily due to lower interest income resulting from lower eligible deferred fuel and temporary investment balances.
Florida - Unfavorable primarily due to investment losses of certain employee benefit trusts resulting from the decline in market conditions.

Corporate and Other Businesses - Favorable primarily due to decreased corporate overhead resulting from divestitures and decreased legal expenses, partially offset by investment losses of certain employee benefit trusts resulting from the decline in market conditions.

J -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to AFUDC equity related to eligibility of certain Clean Smokestacks Act compliance and increased other eligible construction project costs.
Florida - Favorable primarily due to AFUDC equity related to increased eligible construction project costs.
K -	Florida - Unfavorable primarily due to the impact of depreciable asset base increases, partially offset by a write-off in 2007 of leasehold improvements primarily related to vacated office space.
L -
Florida - Unfavorable primarily due to higher average debt outstanding, partially offset by favorable AFUDC debt related to increased eligible construction project costs and an interest benefit resulting from the current year resolution of tax matters.

Corporate and Other - Unfavorable primarily due to a decrease in interest allocated to discontinued operations and a prior-year benefit from the closure of certain federal tax years and positions primarily related to divested subsidiaries.

M -	Carolinas - Favorable primarily due to the tax impact of employee stock-based benefits and changes in tax estimates, partially offset by lower deduction for domestic production activities.

Florida - Unfavorable primarily due to the closure of certain federal tax years and positions in the prior year, the accelerated amortization of tax-related regulatory assets and lower deduction for domestic production activities.

Corporate and Other - Unfavorable primarily due to a prior-year benefit from the closure of certain federal tax years and positions related to divested subsidiaries and changes in tax estimates.
N -	Corporate and Other - Net valuation allowance related to state net operating loss carryforward.

Progress Energ., Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited - Data is not weather-adjusted
Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	December 31, 2008			December 31, 2007			From December 31, 2007
Operating Revenues (in millions)	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas		Florida
Retail
Residential	$370	$535	$905	$359	$565	$924	3.1%		(5.3	) %
Commercial	265	276	541	267	289	556	(0.7)		(4.5)
Industrial	170	78	248	182	82	264	(6.6)		(4.9)
Governmental	26	76	102	25	80	105	4.0		(5.0)
Total Retail	831	965	1,796	833	1,016	1,849	(0.2)		(5.0)
Wholesale	171	127	298	194	119	313	(11.9)		6.7
Unbilled	18	(24)	(6)	(4)	(25)	(29)	-		-
Miscellaneous revenue	27	45	72	22	43	65	22.7		4.7
Total Electric	$1,047	$1,113	$2,160	$1,045	$1,153	$2,198	0.2%		(3.5	) %

Energy Sales (millions of kWh)
Retail
Residential	3,808	4,474	8,282	3,765	4,765	8,530	1.1%		(6.1	) %
Commercial	3,200	2,887	6,087	3,350	3,059	6,409	(4.5)		(5.6)
Industrial	2,615	931	3,546	2,985	978	3,963	(12.4)		(4.8)
Governmental	361	834	1,195	358	880	1,238	0.8		(5.2)
Total Retail	9,984	9,126	19,110	10,458	9,682	20,140	(4.5)		(5.7)
Wholesale	3,370	1,533	4,903	4,004	1,560	5,564	(15.8)		(1.7)
Unbilled	238	(874)	(636)	23	(831)	(808)	-		-
Total Electric	13,592	9,785	23,377	14,485	10,411	24,896	(6.2	) %	(6.0	) %

Energy Supply (millions of kWh)
Generated
Steam	6,388	3,633	10,021	7,504	4,939	12,443
Nuclear	5,465	1,740	7,205	6,334	1,063	7,397
Combustion turbines/combined cycle	769	2,667	3,436	304	2,145	2,449
Hydro	90	-	90	48	-	48
Purchased	1,376	2,368	3,744	852	2,837	3,689
Total Energy Supply (Company Share)	14,088	10,408	24,496	15,042	10,984	26,026

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,197	200		995	103		20.3%		94.2%
- Normal	1,153	192		1,193	192
Cooling Degree Days - Actual	49	399		153	553		(68.0	) %	(27.8	) %
- Normal	77	455		67	455
Impact of retail weather to normal on EPS	$0.00	$(0.02)	$(0.02)	$(0.02)	$(0.01)	$(0.03)

	Year Ended			Year Ended			Percentage Change
	December 31, 2008			December 31, 2007			From December 31, 2007
Operating Revenues (in millions)	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas		Florida
Retail
Residential	$1,626	$2,274	$3,900	$1,613	$2,363	$3,976	0.8%		(3.8	) %
Commercial	1,127	1,128	2,255	1,107	1,153	2,260	1.8		(2.2)
Industrial	725	308	1,033	716	318	1,034	1.3		(3.1)
Governmental	104	293	397	98	304	402	6.1		(3.6)
Total Retail	3,582	4,003	7,585	3,534	4,138	7,672	1.4		(3.3)
Wholesale	737	547	1,284	754	434	1,188	(2.3)		26.0
Unbilled	8	3	11	-	4	4	-		-
Miscellaneous revenue	101	178	279	96	173	269	5.2		2.9
Total Electric	$4,428	$4,731	$9,159	$4,384	$4,749	$9,133	1.0%		(0.4	) %

Energy Sales (millions of kWh)
Retail
Residential	17,000	19,328	36,328	17,200	19,912	37,112	(1.2	) %	(2.9	) %
Commercial	13,941	12,139	26,080	14,032	12,183	26,215	(0.6)		(0.4)
Industrial	11,388	3,786	15,174	11,901	3,820	15,721	(4.3)		(0.9)
Governmental	1,466	3,302	4,768	1,438	3,367	4,805	1.9		(1.9)
Total Retail	43,795	38,555	82,350	44,571	39,282	83,853	(1.7)		(1.9)
Wholesale	14,329	6,758	21,087	15,309	5,930	21,239	(6.4)		14.0
Unbilled	(8)	(123)	(131)	(55)	88	33	-		-
Total Electric	58,116	45,190	103,306	59,825	45,300	105,125	(2.9	) %	(0.2	) %

Energy Supply (millions of kWh)
Generated
Steam	28,363	18,408	46,771	30,770	20,393	51,163
Nuclear	24,140	6,425	30,565	24,212	6,124	30,336
Combustion turbines/combined cycle	2,795	12,762	15,557	2,960	10,359	13,319
Hydro	429	-	429	415	-	415
Purchased	4,735	10,221	14,956	3,901	11,093	14,994
Total Energy Supply (Company Share)	60,462	47,816	108,278	62,258	47,969	110,227

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	2,981	486		2,849	425		4.6%		14.4%
- Normal	3,049	578		3,086	578
Cooling Degree Days - Actual	1,722	2,932		1,945	3,088		(11.5	) %	(5.1	) %
- Normal	1,722	2,981		1,672	2,981
Impact of retail weather to normal on EPS	$(0.02)	$(0.05)	$(0.07)	$0.04	$(0.04)	$0.00

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited

Adjusted O&M Reconciliation (A)
	Years ended
(in millions)	December 31, 2008	December 31, 2007	Growth
Reported GAAP O&M	$1,820	$1,842	-1.2%
Adjustments
Carolinas
O&M recoverable through clauses	(23)	(6)
Timing of nuclear outages (B)	-	(26)
Estimated environmental remediation expenses	(6)	1
Florida
Storm damage reserve	(66)	(47)
Energy conservation cost recovery clause (ECCR)	(69)	(69)
Environmental cost recovery clause (ECRC)	(31)	(55)
Sales and use tax audit adjustments	5	(7)
Severance associated with Energy Delivery restructuring	(5)	-
Adjusted O&M	$1,625	$1,633	-0.5%

A - Adjusted O&M excludes certain expenses that are recovered through cost-recovry clauses which have no material impact on earnings, as well as certain non-recurring items.  As discussed in note B, it also reflects adjustments related to nuclear plant outages, which can fall disproportionately in one particular calendar year.  Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented.  Adjusted O&M as presented here may not be comparable to similarly titled measures used by other companies.  The preceding table provides a reconciliation of reported GAAP O&M to Adjusted O&M.

B - Nuclear units are periodically removed from service to accommodate normal refueling and maintenance outages, repairs and certain other modifications.  PEC experienced two full nuclear outages during the twelve months ended December 31, 2008, compared to three full nuclear outages during the twelve months ended December 31, 2007.  Therefore, the average expense for one full nuclear outage has been excluded from the twelve months ended December 31, 2007 in order to more accurately compare the company's O&M expense over the periods presented.

Impact of Discontinued Operations
	Years ended
(Basic earnings per share)	December 31, 2008	December 31, 2007
CCO Operations	$(0.02)	$(1.04)
Coal Mining Operations	(0.01)	(0.04)
Gas Operations	-	0.01
Rail	0.01	-
Terminals and Synthetic Fuels	0.23	0.32
Other	0.01	0.01
Total Discontinued Operations	$0.22	$(0.74)

Financial Statistics
	December 31, 2008	December 31, 2007
Return on average common stock equity (12 months ended)	9.6%	6.0%
Book value per common share	$33.24	$32.66
Capitalization
Common stock equity	42.4%	45.7%
Preferred stock of subsidiary and minority interest	0.5%	1.0%
Total debt	57.1%	53.3%
Total Capitalization	100.0%	100.0%

S-4